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                                                                      Exhibit 99

                               [Cytec letterhead]

Contacts:
* David Drillock   (analyst contact)
    (973) - 357-3249
* George Yuro
    (973) - 357-3319

                  Immediate

                  Cytec Issues Earnings Warning

West Paterson, New Jersey (September 17, 1998) -- Cytec Industries Inc. (NYSE:
CYT) announced today that it expects third and fourth quarter 1998 and full year 1999 diluted earnings per share to fall short of analysts' consensus estimates.

The third and fourth quarter diluted earnings per share are anticipated to be about 15 to 20% below the current consensus estimates of equity analysts as reported by First Call. The projected full year 1999 diluted earnings per share are expected to fall short of analysts' consensus estimates as reported by First Call by about 10 to 15%.


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David Lilley, President and Chief Executive Officer commented: "A variety of factors have adversely affected our earnings outlook for the rest of 1998. We have been surprised by the unexpectedly large and recent reduction in North American demand for our Aerospace Products. The worsening economic situation, particularly in the Asia-Pacific region and in Latin America has reduced demand for our Specialty Chemical products, and the adverse impact of currency translation and pricing continues. We are experiencing both reduced demand and lower prices for our Building Block chemicals, and operating difficulties at our major facility in Louisiana have created extra costs and curtailed output of certain products. It now appears likely that these market trends will continue in 1999. In an unfortunate confluence of events, all three product lines have been affected unfavorably, a situation Cytec is ordinarily buffered from by the diversity of its end markets."

Lilley added: "For Cytec, this performance is not acceptable. A number of changes are already under way. For example, we recently realigned our operating management to focus more clearly on fundamental issues that need to be addressed in today's changing business environment. We are accelerating the rationalization of our cost structure to improve efficiency. To prevent the recurrence of production disruptions that have recently plagued us, we have renegotiated the power supply contract in Louisiana to reduce the potential for curtailments. In addition to the improvement projects we have in place already, in the next few months we will be looking for other ways to increase efficiencies to help us return to the earnings growth track we were on earlier."


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Lilley further stated: "These recent difficulties do not change our determination to achieve Cytec's previously stated goals. We are committed to becoming a premier specialty chemicals company."

Company Profile

Cytec Industries Inc. is a vertically integrated, specialty chemicals company that focuses on value-added specialty products. The Company develops, manufactures and markets specialty chemicals, specialty materials and building block chemicals serving a broad group of end users, including the aerospace, plastics, coatings, mining, paper, water treatment and automotive industries.

Forward-Looking and Cautionary Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Achieving the results described in these statements involves a number of risks, uncertainties and other factors that could cause actual results to differ materially, as discussed in Cytec's filings with the Securities and Exchange Commission.


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